UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015 (February 27, 2015)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54515	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 3.02.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 3.02.

Item 3.02 Unregistered Sales of Equity Securities.

On February 27, 2015, Staffing 360 Solutions, Inc. (the “Company”) and its wholly-owned Nevada subsidiary, Cyber 360, Inc. (“Cyber360”) entered into a Stock Purchase Agreement (the “Agreement”) with Mark Aiello, Michael A. Consolazio and Heather D. Haughey (Mr. Consolazio and Ms. Haughey, together, the “Original Cyber Owners”), pursuant to which the Company sold all of the outstanding shares of Cyber360 back to the Original Cyber Owners, effective as of January 1, 2015 (the “Sale”) , for an aggregate purchase price of $1.00 and release of certain obligations as described below. In connection with the Sale, all agreements executed in connection with the original acquisition of Cyber360’s business (previously known as The Revolution Group) in April 2013 (such transaction, the “Original Sale”) and all obligations thereunder, except as set forth below, were terminated. A summary of the Original Sale was previously reported on the Company’s Current Reports on Form 8-K filed March 27, 2013 and May 2, 2013. As a result of the Sale, the Company no longer owns Cyber360 or its Massachusetts subsidiary, Cyber 360, Inc.

In connection with the Sale, and in settlement of any remaining obligations with respect to the earn-out from the Original Sale, the Company agreed to issue an aggregate of 1,134,050 shares (the “Earn-Out Shares”) of Company common stock to Mr. Consolazio and Ms. Haughey, with such Earn-Out Shares issued at a price, as agreed between the parties, of $1.00 per share. Such shares are entitled to customary piggy-back registration rights but are subject to a lock-up restriction until the earlier of February 27, 2016 or a sale, liquidation, merger or similar reorganization of the Company resulting in the exchange of all outstanding Company shares for other property. The issuance of the Earn-out Shares was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Agreement provides for certain covenants relating to the separation of the Cyber and 360 trade names, and provides for mutual indemnification for damages arising out of breaches of the Agreement, subject to an indemnification cap of $500,000 for the Company (except in the case of fraud, willful misconduct or intentional misrepresentation). The Company, on the one hand, and Cyber360, Mr. Aiello and the Original Cyber Owners, on the other hand, also provided a full release to the other, except for certain limited exceptions.

The Company also agreed to use its best efforts to terminate certain outstanding credit arrangements with Sterling National Bank (currently with an aggregate outstanding balance of approximately $338,000, but which may be increased up to an additional $50,000), which had been entered into in January and May of 2013 for the benefit of Cyber360, by March 14, 2015, and to remove any liens imposed by Sterling National Bank on the assets of Cyber360 and its subsidiaries within 60 days after the closing of the Sale.

In connection with the Sale, the Company and Mr. Aiello jointly terminated Mr. Aiello’s employment agreement with the Company.

The foregoing summary of the Agreement is subject to, and qualified in its entirety by, the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The Company issued a press release dated March 4, 2015, announcing the signing of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
10.1	Share Purchase Agreement dated February 27, 2015
99.1	Press Release dated March 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2015

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood Executive Chairman